PORTAL
RESOURCES LTD.

April 20, 20007

Consolidated Pacific Bay Minerals Ltd.
1600 – 409 Granville Street
Vancouver, BC
V6C 1T2

Attention: George Sanders

Dear Sirs:

Option – Cerro Solo Uranium Project

This letter agreement sets out the terms under which Consolidated Pacific Bay Ltd. ("**Pacific**") has agreed to grant to Portal Resources Ltd. ("**Portal**") an option to acquire a 60% legal and beneficial interest (the "**Option**") in and to those claims and permits known as the Cerro Solo Uranium Project in Chubut Province, Argentina, as set forth in Schedule A hereto (the "**Properties**").

This letter agreement (the "**Agreement**"), when executed and delivered by both parties, is intended to be binding and enforceable on them until superseded by a formal agreement.

1. **Grant and exercise of Option**

1.1 **Grant of Option** - Pacific hereby grants to Portal the exclusive right and option to earn ~~up to~~ a 60% undivided legal and beneficial interest in the Properties (the "**Interest**"), upon and subject to the terms and conditions set forth in this Agreement.

1.2 **Expenditures and Work Commitments to earn a 60% Interest** – In order to maintain the Option in good standing and to earn an undivided 60% legal and beneficial interest in the Properties, Portal must expend an aggregate of US$1,200,000 over a four year period beginning on the date this Agreement is signed by both parties (the "**Execution Date**") and make the following payments to Pacific:

(a) $15,000, payable on the Execution Date;

(b) $30,000, payable on the first anniversary of the Execution Date with a minimum expenditure of $150,000;

(c) $50,000, payable on the second anniversary of the Execution Date with accumulated minimum expenditures of $400,000;

(d) $50,000, payable on the third anniversary of the Execution Date with a minimum accumulated expenditures of $800,000; and

(e) an accumulated minimum expenditure of $1,200,000 by the fourth anniversary date.

In the event that Portal does not make all of the expenditures and payments by the deadlines set out above, then all legal and beneficial interest in and to the Properties will remain with Pacific, Portal will have no further claim on the Properties and this Agreement shall terminate and be of no further force or effect.

1.3 **Joint Venture** – When Portal has expended an aggregate of $1,200,000 on the Properties and made the payments to Pacific set out in section 1.2, Portal and Pacific will form a new Joint Venture company pursuant to section 5.1.

1.4 **Power of attorney** – Pacific will deliver to Portal, upon signing this Agreement, a Power of Attorney adequate to allow Portal to take all the actions necessary to maintain the mining rights relating to the Properties in good standing during the term of this Agreement and to obtain all the necessary permits and surface access agreements to carry out its exploration programs.

1.5 **Transfer of Interest** - Promptly after the exercise of the Option by Portal, Pacific shall deliver to Portal duly executed instruments of transfer and such other documentation as may reasonably be required to transfer title in and to the Interest to Portal, free and clear of all liens, charges, and claims of third parties whatsoever, except as may have arisen due to acts of Portal or by mutual agreement of the parties.

1.6 **No obligation to exercise** - Nothing in this Agreement shall obligate Portal to exercise the Option or to incur any exploration expenses. Portal may at any time by delivery of written notice to Pacific terminate the Option and its obligations hereunder; provided always that Portal shall leave in good standing for a period of at least one (1) year from the termination of the Option those Properties that are in good standing on the date hereof or that are in good standing when acquired by Portal if acquired after the date of this Agreement.

1.7 **Registration prior to exercise** - Prior to the date that the Option is deemed to be exercised, Portal shall be entitled to register this Agreement on title to the Properties.

2. <u>Conditions precedent</u>

2.1 **Exchange acceptance** - The respective rights and obligations of Portal and Pacific hereunder are subject to acceptance by the TSX Venture Exchange (the "**Exchange**") of any and all filings required to be made with the Exchange in respect of this Agreement and/or the subject matter hereof.

2.2 **Obligation of Portal and Pacific** - Portal and Pacific each agrees to use its commercially reasonable best efforts to expeditiously seek and obtain any required acceptance under section 2.1 on or before June 30, 2007. In the event that either party has not obtained any such required acceptance on or before June 30, 2007, this Agreement shall terminate and be of no further force or effect.

3. <u>Representations, Warranties and Covenants</u>

3.1 **By Pacific** - Pacific represents, warrants and covenants to Portal as follows with respect to the Properties and this Agreement, and acknowledges that Portal is relying on such representations, warranties and covenants in entering into this Agreement:

(a) Pacific is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(b) the execution and delivery of this Agreement and completion by Pacific of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of Pacific, enforceable against it in accordance with its terms;

(c) the entering into of this Agreement does not conflict with any applicable laws or with the Pacific's charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Pacific is party or by which it is bound;

(d) Pacific is the legal and beneficial owner of a 100% interest in the Properties;

(e) Pacific has good and marketable title to the Properties, and the Properties are free and clear of all claims, encumbrances and liens, including royalties;

(f) the Properties were properly issued and registered with the Mineral Titles office of the Province of Chubut, Argentina and the areas of the Properties have been calculated and the Properties are in good standing under the laws of Argentina, Pacific is not in default of any obligations pursuant to the Properties, and there are no deficiencies pursuant to the issue, registration and maintenance of the Properties;

(g) all required work commitments on the Properties required under applicable laws have been satisfied by Pacific;

(h) there is no adverse claim or challenge against or to Pacific's ownership of the Properties nor, to the best of Pacific's knowledge, is there any basis therefor, and there are no outstanding agreements or options, or any right capable of becoming such an arrangement or option, to acquire or purchase the Properties or any portion thereof and no person or company other than Pacific has any proprietary or possessor interest in the Properties;

(i) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or expenditures with respect to the Properties and the conduct of operations related thereto, Pacific has not received any notice of the same and Pacific is not aware of any basis on which any such orders or directions could be made;

(j) Pacific has complied with all applicable laws, statutes, bylaws, decrees, rulings, orders, judgments and regulations relating to the work it has conducted in respect of the Properties, including environmental laws;

(k) Pacific is a reporting issuer in good standing in the provinces of British Columbia, and Alberta and is not in default of the requirements of the securities laws of such jurisdictions;

(l) Pacific's common shares are listed on the Exchange and Pacific is in substantial compliance with its listing agreement with the Exchange;

(m) Pacific acknowledges that all material knowledge and information in its possession concerning the Properties has been conveyed to Portal; and

(n) Pacific has the right and full corporate power and authority to enter into this Agreement and to perform all of its obligations contemplated herein, including, without limitation, the granting of the Option to Portal to earn a 60% legal and beneficial interest in and to the Properties; the transfer of legal and beneficial ownership of the Interest to Portal upon Portal exercising Option, as contemplated in this letter of intent; the disclosure of information to Portal and its representatives and advisors with respect to the Properties; and the commitment of the Properties to the terms of this Agreement.

3.2 **By Portal** - Portal represents, warrants and covenants to Pacific as follows with respect to this Agreement, and acknowledges that Pacific is relying on such representations, warranties and covenants in entering into this Agreement:

(a) Portal is a company duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

(b) the execution and delivery of this Agreement and completion by Portal of its obligations contained herein have been duly and validly authorized and this Agreement constitutes a valid and binding agreement on the part of Portal, enforceable against it in accordance with its terms;

(c) Portal has full corporate power and authority to enter into this Agreement;

(d) the entering into of this Agreement does not conflict with any applicable laws or with the Portal's charter documents nor does it conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which Portal is party or by which it is bound;

(e) Portal is eligible to acquire and hold mineral dispositions in the jurisdiction in which the Properties are situated;

(f) Portal is a reporting issuer in good standing in the provinces of British Columbia and Alberta;

(g) Portal's common shares are listed on the Exchange and Portal is in substantial compliance with its listing agreement with the Exchange.

3.3 **Covenants of Pacific** - Pacific covenants and agrees with Portal that, until such time as the Option has been exercised or terminated, it will:

(a) not sell, transfer or dispose of or create any mortgage, pledge, waiver or other encumbrance or a security interest on or in respect of the whole or any material part of the Properties, other than in the ordinary course of business;

(b) make all required governmental and option payments and take all such actions necessary to keep the Properties in good standing;

(c) take all necessary steps to obtain acceptance of the Exchange of the transactions contemplated herein;

(d) allow Portal access to all reports, maps, sections, drill logs, assay results, studies, technical data and other information in its possession, whether in paper or electronic form, in respect of the Properties;

(e) provide to Portal copies of all correspondence with or from the mining recorder pertaining to mineral tenure or assessment work in respect of the Properties;

(f) until the formation of the Joint Venture, will indemnify and save harmless Portal from and against all suits, claims, demands, losses and expenses that directly or indirectly arise as a result of Pacific's activities or omissions on the Properties.

4. __Operator of work programs__

4.1 **Rights granted to Portal** - Until the exercise of the Option or the earlier termination of this Agreement, Portal and its employees, agents and any other persons authorized by Portal, shall have the sole and exclusive right and option to, to the extent permitted by applicable law, rules and regulations:

(a) enter upon the Properties;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development or other mining work thereon and thereunder as Portal in its sole discretion may consider advisable;

(d) bring upon and erect upon the properties such mining facilities as Portal may consider advisable; and

(e) remove from the Properties and sell or otherwise dispose of reasonable quantities of any minerals or mining products derived therefrom, for the purpose of obtaining assays or conducting other metallurgical tests.

4.2 **Responsibilities** – All work by Portal will be carried out in a professional and workman like manner, with Portal responsible for obtaining all required exploration and environmental permits as well as agreements with owners of the surface rights to gain access to carry out the required exploration programs.

4.3 **Annual reports** – Portal shall provide a report of its activities on the Properties to Pacific within 60 days from the anniversary date of this Agreement each year until the Option is exercised.

5. **Joint Venture**

5.1 **Formation of Joint Venture** - The parties will be deemed to form a joint venture on the date of exercise of the Option and will, within 120 days of the exercise of the Option, form a single purpose joint venture company for the purposes of the continued exploration and exploitation of the Properties.

5.2 **Joint Venture Agreement** - The parties shall use their reasonable commercial efforts to negotiate, settle upon, execute and deliver a Joint Venture Agreement in respect of the Properties substantially in the form of the Rocky Mountain Mining Law Foundation model Exploration, Development and Mine Operating Agreement Form 5A with such amendments and other terms and conditions as are mutually acceptable to the parties, acting in good faith, within 120 days of the deemed formation of a Joint Venture.

5.3 **Additional terms** – The Joint Venture Agreement will also provide that:

(a) each party will contribute its pro rata share of further exploration expenditures within 90 days of written notice to maintain its interest in the Joint Venture, or suffer dilution of its interest;

(b) upon either party diluting its interest in the Joint Venture (the "**Diluting Party**") to 10%, its remaining interest in the Joint Venture will be cancelled and converted into a 2% NSR, with the other party (the "**Participating Party**") having a 100% interest in the Joint Venture subject to the 2% NSR;

(c) the Participating Party will have the right subsequent to the conversion of the 10% interest to a 2% NSR to purchase 50% of the NSR at any time by paying $1,000,000 to the Diluting Party.

5.4 **Arbitration** - In the event the parties cannot within 60 days reach agreement on any additional terms or conditions of the joint venture, any such additional terms may be set by an arbitrator appointed pursuant to the terms of this Agreement.

6. **Termination of Option**

6.1 **Termination** - The Option and this Agreement shall terminate on the date that:

(a) Pacific receives notice from Portal that it has decided not to pay any further amounts to Pacific on account of the exercise of the Option;

(b) the parties mutually agree to terminate this Agreement; or

(c) Portal fails to pay an amount to Pacific or incur the required minimum work expenditures when required to do so under section 1.2.

6.2 **Termination by Pacific** - Pacific shall have the right to terminate the Option and this Agreement before Portal exercises the Option under the following circumstances:

(a) in the event of a material breach by Portal of its covenants contained in this Agreement or the representations and warranties contained in this Agreement; provided that Portal has not within 30 days following delivery of the said prior

written notice of breach, cured such default or, if such default is not capable of being cured in 30 days, begun to cure such default within such 30 days; or

(b) forthwith if Portal shall generally not pay its debts as such debts become due or Portal shall admit in writing its inability to pay its debts generally as such debts become due or if Portal shall make a general assignment for the benefit of creditors or if any proceedings shall be instituted by or against Portal under any bankruptcy, insolvency or similar law.

A termination of the Option and this Agreement by Pacific shall not entitle Portal to reimbursement of any amounts paid to Pacific or relieve it of any obligations or liabilities arising hereunder prior to the time of termination.

6.3 **Right to cure defaults** - Notwithstanding any other provision of this Agreement, Pacific shall not have the right to terminate the Option unless:

(a) it has first given to oral written notice of default containing particulars of the default; and

(b) Portal has not, within 30 days following receipt of such notice of default, cured such default or, if such default is caused by actions of a person who is not a party to this Agreement and cannot be cured in 30 days, taken action to cure such default and is diligently pursuing such cure;

provided that, if Portal fails to cure or pursue a cure of any default, Pacific may thereafter terminate this Agreement by notice in writing.

6.4 **Quit claim** - If the Option and this Agreement are terminated, Portal shall forthwith deliver to Pacific a duly executed, notarized release and quit claim, in form and content satisfactory to Pacific, with respect to its rights in respect of the Option and this Agreement.

6.5 **Return of information** - Within 60 days of termination of the Option and this Agreement, Portal shall deliver to Pacific, at no cost to Pacific, all maps, reports, surveys and assays, drill core samples and other results of surveys and drilling and all other reports of information provided to Portal by Pacific or obtained by Portal in the course of its work on the Properties.

6.6 **Survival** - For greater certainty and without limitation, sections 1.6, 6.4 and 6.5 shall survive the termination of this Agreement.

7. **General**

7.1 **Area of Common Interest** - Pacific and Portal agree that any party hereto that stakes or otherwise acquires, during the term of this Agreement and the formal agreement, a direct or indirect interest in mineral properties or projects located within a two (2) kilometres radius of the outer perimeter of the land area comprising the Properties shall be obliged to offer to the other party, on a pro-rated basis, the right to elect to have such interest to become subject to the terms of this Agreement and the formal agreement and upon such election being made, such interest shall immediately become subject to the terms of this Agreement and the formal agreement and thereafter such acquired interest shall be deemed to be included in the term Properties for the purpose of this Agreement and the formal agreement.

7.2 **Public statements** - Except as otherwise required by law, the parties shall make no public pronouncements concerning the terms of this Agreement without the express prior written consent of the other party, such consent not to be unreasonably withheld. In the event that either party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other party with a draft copy of such release or statement for review and comment. If the other party fails to comment on the release within two (2) business days of receipt, it shall be deemed to have waived its rights under this section 17.

7.3 **Force majeure** - The obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

7.4 **Notices** - Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, fax transmission, courier or by hand, in each case addressed to the intended recipient as follows:

7.5 **Governing law** - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada and the courts of British Columbia shall have jurisdiction over any disputes relating thereto.

7.6 **Assignment** - Neither party may assign this Agreement and its rights thereunder without the prior written approval of the other party.

7.7 **Currency** - All dollar amounts in this Agreement are expressed in United States currency unless otherwise specified.

7.8 **Binding agreement** - It is understood and agreed that this Agreement shall be a binding and enforceable agreement as of the date it is executed by the parties, but it also contemplates the execution of a formal agreement, the terms of which will be prepared based on the terms set forth in this Agreement. The parties contemplate that the terms set forth in this Agreement will be set forth in greater detail and specificity in the formal agreement, consistent with the terms hereof and the parties agree to use reasonable commercial efforts to develop such formal agreement to replace this Agreement within 120 days following the date hereof. If, for any reason, the formal agreement is not executed within 120 days, this Agreement will be terminated and of no further force or effect.

7.9 **Execution in counterpart** - This Agreement may be executed in counterparts, each of which may be delivered by facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

If the terms of this Agreement are acceptable to Pacific, please indicate your acceptance by signing the Agreement in the space indicated below and returning an executed copy of the letter to the undersigned.

Yours truly,

7.2 **Public statements** - Except as otherwise required by law, the parties shall make no public pronouncements concerning the terms of this Agreement without the express prior written consent of the other party, such consent not to be unreasonably withheld. In the event that either party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other party with a draft copy of such release or statement for review and comment. If the other party fails to comment on the release within two (2) business days of receipt, it shall be deemed to have waived its rights under this section 17.

7.3 **Force majeure** - The obligations of the parties hereto and the time frames established in this Agreement shall be suspended to the extent and for the period that performance is prevented by any cause beyond either party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

7.4 **Notices** - Any notice required or permitted to be given under this Agreement shall be in writing and delivered by registered mail, fax transmission, courier or by hand, in each case addressed to the intended recipient as follows:

7.5 **Governing law** - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada and the courts of British Columbia shall have jurisdiction over any disputes relating thereto.

7.6 **Assignment** - Neither party may assign this Agreement and its rights thereunder without the prior written approval of the other party.

7.7 **Currency** - All dollar amounts in this Agreement are expressed in United States currency unless otherwise specified.

7.8 **Binding agreement** - It is understood and agreed that this Agreement shall be a binding and enforceable agreement as of the date it is executed by the parties, but it also contemplates the execution of a formal agreement, the terms of which will be prepared based on the terms set forth in this Agreement. The parties contemplate that the terms set forth in this Agreement will be set forth in greater detail and specificity in the formal agreement, consistent with the terms hereof and the parties agree to use reasonable commercial efforts to develop such formal agreement to replace this Agreement within 120 days following the date hereof. If, for any reason, the formal agreement is not executed within 120 days, this Agreement will be terminated and of no further force or effect.

7.9 **Execution in counterpart** - This Agreement may be executed in counterparts, each of which may be delivered by facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

If the terms of this Agreement are acceptable to Pacific, please indicate your acceptance by signing the Agreement in the space indicated below and returning an executed copy of the letter to the undersigned.

Yours truly,

Portal Resources Ltd.

Name: Bruce Winfield
Title: President & CEO

The foregoing is hereby acknowledged and agreed this 20th day of April, 2007.

Consolidated Pacific Bay Minerals Ltd.

Name: DAVID BRETT
Title: DIRECTOR

SCHEDULE A

List of Claims comprising the Properties

Description of Properties

1. **Expte. N° 14639-2005**, caratulado: "BASA 1, Dpto. Paso de Indios, Provincia del Chubut, superficie 10.000 Ha.

2. **Expte. N° 14640-2005**, caratulado: "BASA 2, Dpto. Paso de Indios, Provincia del Chubut, superficie 10.000 Ha.

3. **Expte. N° 14641-2005**, caratulado: "BASA 3, Dpto. Paso de Indios, Provincia del Chubut, superficie 10.000 Ha.

TITULAR	EXPEDENTE	ANO	LABOR	NOMBRE	SUSTANCIA	DEPARTAMEN	SUPERFICIE	SIT. LEGAL
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

